EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-121518 on Form S-3, 333-144498 on Form S-3D, and 333-16253, 333-117930, 333-46772, 333-77149, 333-73054, and 333-129422 on Form S-8 of PG&E Corporation and Registration Statements No. 33-62488 and 333-109994 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 21, 2008, relating to the financial statements and financial statement schedules of PG&E Corporation and Pacific Gas and Electric Company and the effectiveness of PG&E Corporation’s and Pacific Gas and Electric Company’s internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

San Francisco, California

February 21, 2008